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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 of this Registration Statement on Form S-4 of Advanced Accessory Systems, LLC and AAS Capital Corporation, of our report dated March 17, 2000 relating to the financial statements of Advanced Accessory Systems, LLC, which appears in such Prospectus; our report dated March 17, 2000 relating to the financial statement schedules of Advanced Accessory Systems, LLC, and our report dated December 5, 1997 on the financial statements of Valley Industries, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan


April 6, 2000